SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)
UNDER THE SECURITIES EXCHANGE ACT OF 1934

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)



SCHOOL SPECIALTY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   807863105
--------------------------------------------------------------------------------
                                 (CUSIP Number)




     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)



CUSIP No. 807863105                 13G                    Page 2 of 13 Pages



1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael Lee-Chin

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Canadian
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          Nil*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            Nil*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Nil*
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Nil*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


*See item 2(a) of this filing



CUSIP No. 807863105                 13G                 Page 3 of 13 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Portland Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          Nil*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            Nil*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Nil*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Nil*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 807863105                 13G                 Page 4 of 13 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Limited

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          951,779*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            951,779*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    951,779*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.17% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IA
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 807863105                 13G                 Page 5 of 13 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC American Focused Fund

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          775,466*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            775,466*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    775,466*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.21% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IV
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 807863105                13G                 Page 6 of 13 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC American Focused Corporate Class

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          124,381*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            124,381*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    124,381*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .68% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IV
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 807863105               13G                 Page 7 of 13 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC American Focused Plus Fund

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          51,932*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            51,932*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    51,932*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  .28% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IV
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No.  807863105               13G                 Page 8 of 13 Pages


_______________________________________________________________________________
Item 1(a).  Name of Issuer:

School Specialty, Inc.

_______________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

W6316 Design Drive, Greenville, WI  54942

______________________________________________________________________________
Item 2(a).  Name of Person Filing:

AIC Limited ("AIC") is a corporation incorporated under the laws of Ontario AIC's wholly owned subsidiary AIC Investment Services Inc. ("AISI") is the portfolio manager of certain accounts (including the funds) and AIC is the manager and trustee of certain mutual funds in Ontario (collectively the "Funds") which are owners of record of the securities of the Issuer. AISI is qualified to act as an investment adviser to the Funds in Ontario, Canada pursuant to a registration under the Securities Act Ontario. AIC as trustee of the Funds, shares with the Funds the power to direct the voting and disposition of the shares of the Issuer held by the Funds. Michael Lee-Chin holds indirectly through his sole ownership of Portland Holdings Inc. approximately 90% of the voting equity securities of AIC and consequently he may be deemed under United States securities law to beneficially own the shares of the Issuer held by AIC as trustee of the Funds and by the Funds, although he disclaims beneficial ownership of such holding. Mr. Lee-Chin is a citizen and resident of Canada.

_______________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

1375 Kerns Road, Burlington, Ontario, Canada L7R 4X8

_______________________________________________________________________________
Item 2(c).  Citizenship:


Michael Lee-Chin - Canadian
AIC Limited- Incorporated under the laws of Ontario, Canada
Portland Holdings Inc. - Incorporated under the laws of Ontario, Canada
Funds - certain mutual funds organized under the laws of
        Ontario, Canada
_______________________________________________________________________________
Item 2(d).  Title of Class of Securities:

Common Shares

_______________________________________________________________________________
Item 2(e).  CUSIP Number

807863105
_______________________________________________________________________________



CUSIP No. 807863105               13G                    Page 9 of 13 Pages



Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

(b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

(d)  [_]  Investment company registered under Section 8 of the Investment
               Company Act.

(e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)  [_]  An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);

(g)  [_]  A parent holding company or control person in accordance with
               Rule 13d-1(b)(1)(ii)(G);

(h)  [_]  A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act;

(i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(13) of the Investment
               Company Act;

(j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]






















CUSIP No. 807863105                13G                Page 10 of 13 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  951,779*

     (b)  Percent of class: 5.17*

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote Nil,

          (ii)  Shared power to vote or to direct the vote 951,779*,

          (iii) Sole power to dispose or to direct the disposition of Nil,

          (iv) Shared power to dispose or to direct the disposition of 951,779*

          * See item 2(a)
________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         Inapplicable
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Inapplicable
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary which acquired the Security Being Reported on by the Parent Holding Company.

         Inapplicable
_______________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Inapplicable
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Inapplicable
________________________________________________________________________________
Item 10.  Certifications.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



CUSIP No. 807863105                 13G                Page 11 of 13 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 31, 2003

MICHAEL LEE-CHIN

By    /s/Victoria J. Ringelberg				1/31/2003
      Victoria J. Ringelberg,					Date
      Chief Financial Officer

Under Power of Attorney dated November 15, 1999.


PORTLAND HOLDINGS INC.

By   /s/Victoria J. Ringelberg				1/31/2003
      Victoria J. Ringelberg,					Date
      Chief Financial Officer

Under Power of Attorney dated November 15, 1999.


AIC LIMITED

By    /s/Victoria J. Ringelberg     			1/31/2003
      Victoria J. Ringelberg, 		 		Date
	Chief Financial Officer


AIC LIMITED as trustee for the
AIC AMERICAN FOCUSED FUND

By    /s/Victoria J. Ringelberg				1/31/2003
      Victoria J. Ringelberg, 				Date
	Chief Financial Officer


AIC LIMITED as trustee for the
AIC AMERICAN FOCUSED CORPORATE CLASS

By    /s/Victoria J. Ringelberg				1/31/2003
      Victoria J. Ringelberg,					Date
	Chief Financial Officer


AIC LIMITED as trustee for the
AIC AMERICAN FOCUSED PLUS FUND

By    /s/Victoria J. Ringelberg				1/31/2003
      Victoria J. Ringelberg,					Date
	Chief Financial Officer
CUSIP No. 807863105                  13G                Page 12 of 13 Pages


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


POWER OF ATTORNEY

The undersigned does hereby appoint, Maureen Charlton, Victoria Ringelberg and Neil W. Murdoch, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on behalf of the undersigned in respect of the ownership of equity securities held by the undersigned, directly or beneficially, and to be reported pursuant to sections 13(d) and 13(g) of the Securities and Exchange Act of 1934, as amended, and to execute joint filing agreements with respect to such filings.

IN WITNESS WHEREOF, this Power of Attorney, has been executed as of the 15th day of November, 1999.

/s/Michael Lee Chin
Michael Lee Chin


JOINT FILING AGREEMENT

The persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Shares of Group 1 Automotive Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 31st day of January, 2003.


MICHAEL LEE-CHIN

By  /s/Victoria J. Ringelberg
    Victoria J. Ringelberg,
    Chief Financial Officer

Under Power of Attorney dated November 15, 1999.


PORTLAND HOLDINGS INC.

By  /s/Victoria J. Ringelberg
    Victoria J. Ringelberg,
    Chief Financial Officer

Under Power of Attorney dated November 15, 1999.


AIC LIMITED

By  /s/Victoria J. Ringelberg
    Victoria J. Ringelberg,
    Chief Financial Officer

CUSIP No. 807863105                 13G                Page 13 of 13 Pages



AIC LIMITED as trustee for the
AIC AMERICAN FOCUSED FUND

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg,
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC AMERICAN FOCUSED CORPORATE CLASS

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg,
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC AMERICAN FOCUSED PLUS FUND

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer